Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports, in the Registration Statement on Form S-1 and related Prospectus of CONE Midstream Partners LP for the registration of common units representing limited partner interests:

(1)	Our report dated June 10, 2014 relating to the financial statements of CONE Midstream Partners LP Predecessor

(2)	Our report dated June 10, 2014 relating to the balance sheet of CONE Midstream Partners LP

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 16, 2014